Exhibit 4.2

PRIVATE AND CONFIDENTIAL

DATED

8 December 2010

PRUDENTIAL SERVICES LIMITED (1)

and

JOHN FOLEY

and

PRUDENTIAL PLC (3)

EXECUTIVE DIRECTOR CONTRACT OF EMPLOYMENT

PARTIES

(1)              PRUDENTIAL SERVICES LIMITED of Laurence Pountney Hill, EC4R 0HH (“the company”) and

(2)              JOHN FOLEY (“the Executive”)

(3)              PRUDENTIAL PLC of Laurence Pountney Hill, London, EC4R 0HH (“Prudential”)

1.                  DEFINITIONS

In this Agreement unless the context otherwise requires:-

“Board” means the Board of Directors of Prudential;

“Commencement Date” means 1st January 2011

“Prudential Group” means Prudential and each of its subsidiaries where “subsidiaries” is defined by section 1159 of the Companies Act 2006.

2.                  APPOINTMENT

(1)              The Company shall employ the Executive and the Executive shall serve the Company as Group Chief Risk Officer of Prudential plc and in other such capacity as may be agreed (“the Appointment”).  The Executive shall report to the Group Chief Executive and to the Chair of the Risk Committee.

(2)              The Appointment is deemed to be effective from the Commencement Date and shall, without prejudice to the provisions of clause 9(2), continue unless and until terminated by the Company giving to the Executive not less than 12 months’ prior written notice to expire at any time or the Executive giving to the Company not less than 12 months’ prior written notice to expire at any time.

(3)              Notwithstanding Clause 2(2) above, the Appointment shall automatically terminate without notice on the Executive attaining the age of 65.

3.                  DUTIES OF THE EXECUTIVE

(1)              During the Appointment the Executive shall use his best endeavours to promote the interests of the Company and each company in the Prudential Group and shall carry out his duties with all due expertise, diligence and technical skill, giving at all times the full benefit of his knowledge and experience.

(2)              The Executive shall perform such duties and exercise such powers in relation to the conduct and management of the affairs of the Prudential Group as may from time to time reasonably be assigned or communicated to or vested in him by the Board consistent with the nature of the Appointment.

(3)              Where notice of termination has been served by either the Company or the Executive whether in accordance with clause 2(2) or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Executive for the whole or any part of the relevant notice period and may require him:

(i)                 not to attend any premises of the Company or any other company in the Prudential Group; and/or

(ii)              to resign with immediate effect from any offices he holds with the Company or any other company in the Prudential Group (and any related trusteeships); and/or

(iii)           to refrain from business contact with any customers, clients or employees of the Company or any other company in the Prudential Group.

The provision of clause 4(2) shall remain in full force and effect during any period of suspension under this clause 3(3).  For the avoidance of doubt the Executive will continue to be bound by duties of good faith and fidelity to the Company in any period during which he is not required to attend work.

(4)              The Board may also suspend all or any of the Executive’s duties and powers during any period in which the Company and/or the Board is carrying out an investigation into any alleged act or default of the Executive.  Such a suspension shall be on such terms as the Board considers expedient (including a term that the Executive shall not attend at the Company’s premises during such suspension) providing that:

(i)                 the Board on or before such suspension notifies the Executive in writing of such grounds; and

(ii)              during such suspension the Executive shall be entitled to the remuneration and benefits due under this Agreement.

(5)              The Executive shall at all times promptly give to the Company and the Board (in writing if so required) all such information and explanations concerning the affairs of any company within the Prudential Group as the Company or the Board shall require and of which the Executive is aware.

(6)              The Executive shall comply with all instructions and directions from time to time laid down by the Company and/or the Board for senior executives including those rules relating to holding and dealing in the shares of Prudential Group.  The Executive shall also comply with the requirements laid down by all external regulatory bodies.

(7)              The Executive shall allow the Company supervised access on reasonable notice to all or any of the properties in which he resides from time to time in order for the Company to assess, and, if the Company considers it desirable, to carry out at its own expense those security measures which the Company may consider advisable for the protection of the Executive.

4.                  PERFORMANCE OF DUTIES

(1)             During the continuance of the Appointment, the Executive shall (unless prevented by ill-health or accident or otherwise directed by the Board) devote such of his time, attention and abilities to the business and interests of the Company or any other company in the Prudential Group as the proper performance of his duties hereunder demands.

(2)              The Executive shall not (unless otherwise agreed by the Company and/or the Board) undertake any other business or profession, or be, or become directly or indirectly concerned, or interested in any other business or profession except as holder or beneficial owner, for the purpose only of a passive minority investment, of securities dealt in or on any recognised stock exchange (not exceeding 5 per cent of the total number or value of such securities from time to time in issue).

(3)              The Executive shall perform his duties at such offices of the Company in London or at such other locations as the Company or the Board may from time to time reasonably require.

5.                  REMUNERATION

(1)              During the Appointment the Company will pay the Executive an annual salary as separately notified, to accrue from day to day and to be payable by equal monthly instalments in arrears to a bank nominated by the Executive.  The rate of salary shall be subject to periodic review but shall not be reduced without the prior written agreement of the Executive.  The Company reserves the right to withhold or deduct from the Executive’s salary any amount owed by the Executive to the Company or any company in the Prudential Group.

(2)              The Executive will have the choice of the following two options with regards to retirement benefit:

I.                     To remain with his current Defined Benefit Scheme and salary supplement arrangement, or

II.                 To withdraw from the Defined Benefit Scheme and receive a 25% salary supplement

In the event that the Executive chooses option (II), he would also be eligible to join the Defined Contribution Scheme.

(3)              The Executive must notify the Company as early as practicable on the first day of any absence due to sickness or other incapacity.  Subject to production, if requested, of medical certificates satisfactory to the Company, full remuneration will continue to be payable notwithstanding the Executive’s incapacity for work due to sickness or accident (unless and until the Appointment shall be determined under any terms hereof) for the first six months of such incapacity.  During this period of incapacity, the Company shall only give notice terminating the Appointment on grounds of redundancy, falling within section 139 of The Employment Rights Act 1996 or those circumstances as set out in clause 9(2). Thereafter the Company may at its discretion discontinue the payment of remuneration under this Agreement in which event the rules of the Prudential Staff Long Term Incapacity Scheme as from time to time in force, will apply to the Executive.

(4)              If the Executive needs to undergo a medical examination at the request of the Company, the cost of this will be met by the Company and the Company’s medical adviser will be entitled to receive a copy of any report produced, to discuss it with the doctor who produced it and to discuss its conclusions with the Company.

(5)              If the Executive is incapable of performing his duties by reason of injury sustained wholly or partly as a result of negligence, nuisance or breach of any statutory duty on the part of any third party, only when and to the extent that compensation is recovered for loss of earnings from that third party by legal action or otherwise in so far as it is not repayable to the Department of Social Security, the Executive shall (insofar as lawful) repay to the Company the amount of any sick pay he has received.

(6)              The Executive, his wife and his unmarried children below the age of 18 (or 24 if in full time education) will be eligible free of charge to participate with effect from the Commencement

Date until termination of employment in the Prudential Group medical insurance scheme currently established with PruHealth.

(7)              The Executive may be eligible to participate in the remuneration plans available from time to time to senior executives of the Prudential Group (subject to the rules governing the availability of those benefits generally) which currently include:

(a)              the Annual Incentive Plan (“AIP”);

(b)             the Group Performance Share Plan (“GPSP”)

(c)              the Prudential Services Ltd Share Incentive Plan (“SIP”); and

(d)             the Prudential Savings Related Share Option Scheme (SAYE Scheme”),

details of which have been supplied to the Executive.

Any benefits under these plans are non-pensionable.

(8)              Participation in the Prudential AIP, GPSP, SIP, SAYE and any other incentive arrangement and Savings Related Share Option Scheme is a matter entirely separate from the Executive’s terms and conditions of employment; the Company has no contractual obligation to invite the Executive’s participation in any plan cycle; and in particular if the Executive’s employment shall terminate for whatever reason (whether lawfully or in breach of contract) he shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under any scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

(9)              So far as permitted by law, the Executive shall be entitled to an interest free season ticket loan.

6.                  EXPENSES

The Company, on production of the relevant receipts and/or invoices, shall reimburse the Executive for all traveling, hotel, entertainment and other out-of-pocket expenses properly incurred by him from time to time in the execution of his duties hereunder in accordance with the relevant rules of the Company for the time being in force.

7.                  HOLIDAY

The Executive shall be entitled to paid time off for breaks away from work in each calendar year (in addition to statutory holidays) as the proper performance of his duties hereunder permits and in accordance with the guidelines laid down by the Company from time to time. Under normal circumstances this is not expected to exceed six weeks in any year.

8.                  POST TERMINATION RESTRICTIONS

(1)              The Executive undertakes that during the Appointment and (subject to clause 8(2)) for a period of 12 months following the termination of the Appointment (the “Exclusion Period”) he shall not whether on his own account or otherwise and whether directly or indirectly:

(a)              solicit, interfere with, endeavour to entice away or induce to leave their employment any director or senior manager who is then or was at the date of termination of the Appointment an employee of or engaged by the Company or any other company within the Prudential Group and with whom the Executive had business dealings during the course of his employment in the 12 month period immediately prior to the termination of the Appointment.  Nothing in this clause shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any company within the Prudential Group; or

(b)              solicit, interfere with or endeavour to or actually entice away from the Company or any company within the Prudential Group business orders, or custom for products or services similar to those being provided by the Company or any company within the Prudential Group from any person, firm or corporation who was at the date of termination of the Appointment, or had been at any time within the year ending on that date, a customer or in the habit of doing business with the Company or any company in the Prudential Group and with whom the Executive was directly concerned in the twelve months before the termination of the Appointment.  Nothing in this clause shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any company within the Prudential Group; or

(c)               carry on, set up, be employed, engaged or interested in a business anywhere in the UK, Europe, US or Asia which is or is about to be in competition with the business of the Company or any company within the Prudential Group as at the date of termination with which the Executive was actively involved during the 12 month period immediately prior to termination of the Appointment, including (but not limited to) the businesses of the companies listed in Schedule 1 (or such other companies as may, from time to time, carry on such businesses).  It is agreed that in the event that any such company ceases to be in competition with the Company and/or any company within the Prudential Group, this clause 8(1)(c) shall, with effect from that date, cease to apply in respect of such company.  The provisions of this clause 8(1)(c) shall not, at any time following the termination of the Appointment, prevent the Executive from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any company within the Prudential Group.

(2)              The period during which the restrictions referred to in clause 8 shall apply following the termination of the Appointment shall be reduced by the amount of time during which, if at all, the Company suspends the Employee under the provision of clause 3(3).

(3)              The Executive acknowledges and agrees that:

(a)               each of sub-clauses 8(1)(a) (b) and (c) hereof constitute an entirely separate and independent restriction on him;

(b)              the duration extent and application of each of the restrictions are no greater than is necessary for the reasonable protection of the proper interests of the Prudential Group; and

(c)               if any such restriction is found by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Prudential Group but would be valid if part of the wording was deleted and/or the period thereof was reduced and/or the territory concerned was reduced the restriction shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid and effective.

9.                   TERMINATION OF EMPLOYMENT

(1)              The Appointment may be terminated by either party by notice given in accordance with Clause 2.  The Company may in its absolute discretion decide to terminate the employment by making a payment of salary in lieu of any unexpired period of notice and, if any payment by the

Company is appropriate, to make the payment either in one lump sum on termination or for payment to be made in equal monthly installments on the usual salary payment dates over the notice period.  During the period of payment of these monthly installments the Executive will be expected to mitigate the position by seeking alternative employment.  Should the Executive secure alternative employment which commences while the monthly installments are being paid the Executive will be required to notify the Company.  Should the Executive’s new gross monthly pay be the same or more than the monthly installments the Company will cease to be liable to the Executive in respect of the remainder of the installments.  Should the Executive’s new gross monthly pay be less than the monthly installments the monthly installments will continue but may be reduced to take account of the Executive’s new gross monthly pay.

(2)               Notwithstanding the other provisions of this Agreement and without prejudice to the rights and remedies of the Company for any breach of this Agreement, and to the Executive’s continuing obligations under Clauses 8 and 11, the Company shall at any time be entitled by notice in writing to the Executive to terminate the Appointment immediately in any of the following circumstances, namely:

(a)               if he is or becomes bankrupt or has a receiving order made against him or compounds with his creditors or otherwise takes advantage of any statute for the time being in force offering relief for insolvent debtors; or

(b)              if he is guilty of serious misconduct or behavior such as to bring any company in the Prudential Group into disrepute (including but without limitation the commission of a criminal offence (excluding Road Traffic offences for which a non custodial sentence is imposed) or commits any serious breach of any of his obligations to the Company or any other company in the Prudential Group (whether under this Agreement or otherwise) and such misconduct, behaviour or breach justifies summary dismissal; or

(c)               if he refuses to comply with any lawful orders or directions reasonably given to him by the Company or the Board or neglects so to comply with material adverse consequences for the Prudential Group; or

(d)              if he fails or refuses to perform substantially the duties of the position which he holds under this Agreement or engages in willful or reckless conduct injurious to or damaging to the reputation of the Company or any other company within the Prudential Group; or

(e)               if he is prevented from carrying out his duties by reason of a personal disqualification by an industry regulator, caused by reasons attributable to the Executive; or

(f)                 if he commits any serious or repeated breach of any of his obligations under this Agreement or the Appointment.

(3)              The Executive shall have no claim against the Company for damages or otherwise by reason of termination pursuant to clause 9(2).  Any delay or forbearance by the Company in exercising any such right of termination shall not constitute a waiver of its rights in respect of any subsequent occurrence giving rise to such a right.

(4)             Without prejudice to the Transfer of Undertakings (Protection of Employment) Regulations 2006, if at any time during this Agreement the Executive’s employment is terminated by reason of reconstruction or amalgamation of the Company and the Executive is offered employment with any concern or undertaking resulting from such reconstruction or amalgamation upon terms and conditions no less favourable than the terms of this Agreement and of similar status then the Executive shall have no claim against the Company in respect of the termination of the Appointment.

(5)               The Executive shall promptly deliver to the Company upon the date of termination:

(a)               any property provided by the Company or any other company within the Prudential Group; and

(b)              all lists of clients or customers, correspondence, books, and all other documents, papers and records which may have been prepared by him or have come into his possession in the course of his employment and the Executive shall not be entitled to and shall not retain any copies thereof: title and copyright therein shall at all times remain in the Company.  The Company will on request make available copies of board minutes and supporting documents which the Executive reasonably requires in connection with any legal or regulatory proceedings in which he is or may become involved.

10.            EXECUTIVE’S POSITION AS DIRECTOR

(1)               The duties of the Executive as a director of any company within the Prudential Group shall be subject to the Articles of Association of the relevant company for the time being and (subject to sub-clause (2) below) shall be separate from and additional to his duties pursuant to the Appointment.  The Executive’s salary under this Agreement is inclusive of any remuneration to which the Executive may be entitled as a director of Prudential or any other company within the Prudential Group.

(2)               If the Executive is removed from office as a director of Prudential during the Appointment by any resolution of a general meeting or of the Board or by not being re-elected after retiring by rotation pursuant to the Articles of Association of Prudential the Executive acknowledges and agrees that such removal or cessation shall not amount to a breach of the Appointment and shall not entitle the executive to bring a claim of constructive dismissal, but such removal or cessation shall automatically constitute the Company giving notice to terminate the Appointment within the provisions of clause 2(2).

(3)               Upon termination of the Appointment for whatever reason the Executive shall forthwith in writing resign his position as a director of Prudential and of any other company within the Prudential Group, without compensation for loss of office but without prejudice to any other claims the Executive may have for damages for breach of this Agreement.

(4)               If the Executive fails to comply with his obligations in sub-clause 10(3) hereof, he hereby irrevocably authorises Prudential to appoint some person in his name and on his behalf to sign any documents and/or do all things necessary to give effect to the resignations referred to in sub-clause 10(3) above.

11.            CONFIDENTIAL INFORMATION

(1)              The Executive shall not, either during the continuance of the Appointment or thereafter, use to the detriment or prejudice of the Company or any other company within the Prudential Group or, except in the proper course of his duties, divulge to any person any Confidential Information concerning the business or affairs of the Company or any other company within the Prudential Group which may have come to his knowledge during his employment.  For the purposes of this Agreement “Confidential Information” shall include, without limitation,  details of suppliers and their terms of business, details of customers, prices charged to and terms of business with customers, marketing plans and sales forecasts, any proposals relating to the acquisition or disposal of a company or business or any part thereof, details of employees and officers and of the remuneration and other benefits paid to them and any other information which may reasonably be classified as confidential, but so that these instructions shall cease to apply to any information which shall become available generally otherwise than through the fault of the Executive.  The restrictions in this clause shall not apply:

(i)                  to any disclosure or use authorised by the Board or required by law or by the Appointment; or

(iii)            so as to prevent the Executive from using his own personal skill in any business in which he may be lawfully engaged after the Appointment is ended, or

(iii)            to prevent the Executive making a protected disclosure within the meaning of s43A of the Employment Rights Act 1996.

(3)              The Executive shall maintain all necessary and proper security precautions when in the possession of Confidential Information and shall remove Confidential Information (in non-electronic form) from Prudential’s premises only to the extent it is strictly necessary for the proper performance of his duties hereunder. The Executive will comply with the Company’s standards relating to confidentiality of information in electronic form.

12.            GRATUITIES AND CODES OF CONDUCT

(1)              Without the Company’s permission the Executive shall not directly or indirectly accept any commission, rebate, discount or gratuity, in cash or in kind, from any person who has or is likely to have a business relationship with any company in the Prudential Group. Express permission is not required for reasonable business entertainment such as lunches, sporting, cultural or social events undertaken in the normal course of the Executive’s duties and in accordance with any directions given by the Company.

(2)              The Executive shall comply with all codes of conduct from time to time adopted by the Board and with all applicable rules and regulations of The Stock Exchange and any other relevant regulatory body.

13.            DATA PROTECTION

(1)              The Executive consents to the Company and any company within the Prudential Group processing data relating to him at any time (whether before, during or after the Employment) for the following purposes:

(i)                  performing its obligations under the Agreement (including remuneration, payroll, pension, insurance and other benefits, tax and national insurance obligations);

(ii)               the legitimate interests of the Company and any company within the Prudential Group including for the purposes of any sickness policy, working time policy, investigating acts or defaults (or alleged or suspected acts or defaults) of the Executive, security, management forecasting or planning and negotiations with the Executive;

(iii)            processing in connection with any corporate transaction in which the Company or any company within the Prudential Group is involved or any transfer of any business in which the Executive performs his duties; and

(iv)           transferring data to countries outside the European Economic Area for any of the purposes referred to in (i), (ii) or (iii) above.

(2)              The Executive explicitly consents to the Company and any company within the Prudential Group processing sensitive personal data (within the meaning of the Data Protection Act

1998) at any time (whether before, during or after the Appointment) for the following purposes:

(i)                  where the sensitive personal data relates to the Executive’s health, any processing in connection with the operation of the sickness policy of the Company (or any company within the Prudential Group) or any relevant pension scheme or monitoring absence;

(ii)               where the sensitive personal data relates to an offence committed, or allegedly committed, by the Executive or any related proceedings, processing for the purpose of the disciplinary purposes of the Company or of any company within the Prudential Group;

(iii)            for all sensitive personal data, any processing in connection with any merger, sale or acquisition of a company or business in which the Company or any company within the Prudential Group is involved or any transfer of any business in which the Executive performs his duties; and

(iv)           for all sensitive personal data, any processing in the legitimate interests of the Company or any company within the Prudential Group.

14.            ASSIGNMENT

The Company may assign its interest in this Agreement to any other company within the Prudential Group with the agreement of the Executive such agreement not to be unreasonably withheld.

15.            STATUTORY REQUIREMENTS

The Executive shall also be subject to the terms set out in the Schedule attached to this Agreement in connection with the Employment Rights Act 1996.

16.            NOTICES

Any notice or other document to be given hereunder shall either be delivered personally or be sent by first class recorded delivery or fax.  The address for service on the Company shall be its registered office for the time being and the address for service on the Executive shall be his last known place of residence.  A notice shall be deemed to have been served as follows:-

(a)               if personally delivered, at the time of delivery;

(b)              if posted, at the expiration of 48 hours after the envelope containing the same was delivered into the custody of the postal authorities;

(c)               if sent by fax, at the time of dispatch.

In proving such service it shall be sufficient to prove that personal delivery was made, or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authorities as a pre-paid, first class, recorded delivery letter, or that the fax was properly addressed and dispatched as the case may be.

17.            MISCELLANEOUS

(1)               This Agreement forms the entire understanding of the parties as to its subject matter and both parties acknowledge that neither of them has entered into this Agreement in reliance upon any representation warranty or undertaking which is not set out in this Agreement as forming part of the contract of employment of the Executive.

(2)               Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re-enactment thereof whenever made.

(3)               The headings shall be disregarded in construing this Agreement.

IN WITNESS the hands of the Executive and of the duly authorised representative of the Company on the date first above written.

SIGNED by Tidjane Thiam
on behalf of PRUDENTIAL CORPORATION PLC

/s/ Tidjane Thiam

In the presence of:-

/s/ P Vacassin

Date: 08/12/2010

SIGNED by John Foley

/s/ John Foley

In the presence of:-

/s/ G Harrington

Date: 13/12/2010

SIGNED by Tidjane Thaim
on behalf of PRUDENTIAL SERVICES LIMITED

/s/ Tidjane Thiam

In the presence of:-

/s/ P Vacassin

Date: 08/12/2010

DATED

Jackson National Life Insurance Company (1)

Michael Wells (2)

and

Prudential plc (3)

EXECUTIVE DIRECTOR CONTRACT OF EMPLOYMENT

PN100630016

PARTIES

(1)                                  JACKSON NATIONAL LIFE INSURANCE COMPANY, a Michigan Corporation whose address is 1 Corporate Way, Lansing, Michigan 48951 USA or its successor (“the Company”),

(2)                                  MICHAEL WELLS, (“the Executive”), and

(3)                                  PRUDENTIAL PLC a Company registered in England and Wales with number 1397169 whose registered office is at Laurence Pountney Hill, London, EC4R 0HH (“Prudential”).

WHEREAS

(1)                                  The Executive has served as Vice Chairman and Chief Operating Officer of the Company.

(2)                                  The Executive is now to assume the position of President and Chief Executive Officer of the Company and will also be appointed as an executive director of Prudential.

(3)                                  This Agreement sets out the terms and conditions of the Executive’s appointment as President and Chief Executive Officer of the Company and as executive director of Prudential.

1.                                      DEFINITIONS

In this Agreement unless the context otherwise requires:-

“Affiliate” means, with respect to any Person, any other Person Controlling, Controlled by or under common Control with such first Person.

“Board” means the Board of Directors of Prudential.

“Commencement Date” means 1 July, 2010.

“Company Group” means, collectively, the Company, each of its Subsidiaries and each of their respective Affiliates.

“Confidential Information” means any confidential or proprietary trade secrets, customer lists, distribution arrangements, contractual arrangements with suppliers for any type of services, programs, software, protocols, information regarding product development, design or packaging, marketing plans, sales plans, management organization information (including but not limited to data and other information relating to members of the board of directors of the Company or any company in the Company Group or to management of any company in the Company Group), operating policies or manuals, business plans, financial records, design or other financial, commercial, business or technical information (i) relating to any company in the Company Group or (ii) that any company in the Company Group may receive belonging to suppliers, customers or others who do business with any such company, but in each such case only to the extent that such information has not been previously disclosed to the public and is not in the public domain (other than by reason of the Executive’s breach of his obligations under this Agreement.

“Control” means, with respect to any Person, the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

 “Person” means any individual, legal or personal representative, corporation, company, partnership or other entity.

“Restriction Period” means the period of one year following the expiration of the Term and the termination of the Executive’s employment with the Company Group for any reason or such shorter period as may result from the application of clause 7(6) or clause 7(7).

“Subsidiary” means, with respect to any Person, each Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such Person.

2.                                      APPOINTMENT

(1)                                  During the Term (as defined in clause 2(2) below), subject to clause 4(4), the Company shall employ the Executive and the Executive shall serve the Company as President and Chief Executive Officer of the Company, and in any other such capacity for the Company or any other company in the Company Group as may be agreed (“the Appointment”).  During the Term, the Executive shall report directly to the Group Chief Executive Officer of Prudential.

(2)                                  Unless the Executive’s employment shall sooner terminate pursuant to clause 2(3) or clause 8, the Company shall employ the Executive for a term commencing on the Commencement Date and ending on the first anniversary of the Commencement Date hereof (the “Initial Term”).  Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), the Executive’s employment hereunder shall be renewed, upon the same terms and conditions, for an additional period of twelve (12) months (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case shall be, unless the Company or the Executive delivers written notice (a “Non-Renewal Notice”) to the other electing not to renew such Initial Term or Additional Term, as the case may be, at least 90 days prior to the expiration of the Initial Term or such Additional Term.  Failure of both parties to deliver a Non-Renewal Notice will be deemed to constitute the election by both parties hereunder to renew the Initial Term or the then current Additional Term, as the case may be, as permitted hereunder.  The period during which Executive is employed pursuant to this Agreement in accordance with the preceding sentence, including any Garden Leave Period as defined in clause 4(4) below and any renewal period, shall be referred to as the “Term”.

(3)                                  Notwithstanding clause 2(2) above, the Term and the Executive’s employment hereunder shall automatically terminate on the earliest of (i) the termination of the Executive’s employment with the Company Group by reason of the Executive’s death,  and (ii) the termination of the Executive’s employment with the Company for any reason on the expiry of 12 months’ prior written notice of such termination served on the Company by the

Executive or served on the Executive by the Company or (iii) without notice, on the Executive attaining the age of 65.

3.                                      DIRECTORSHIP OF PRUDENTIAL

(1)                                  Effective as soon as practicable following the Commencement Date the Executive shall serve as an executive director of Prudential.

(2)                                  The Executive’s appointment as an executive director of Prudential is subject to Prudential’s Articles of Association as amended from time to time (the “Articles”) and the Articles will prevail in the event of any conflict between them and the terms in this clause 3.  The Articles require that directors submit themselves for re-election periodically.  The Executive will be required to submit himself for re-election when requested to do so by the Board at which time he will be nominated for re-election by the Board.  If the Executive is removed from office as a director of Prudential during the Appointment by any resolution of a general meeting or of the Board or by not being re-elected after retiring by rotation pursuant to the Articles of Prudential the Executive acknowledges and agrees that such removal or cessation shall not amount to a breach of the Appointment or this Agreement and shall not entitle the Executive to bring a claim of constructive dismissal, but such removal or cessation shall automatically constitute the Company giving notice to terminate the Appointment within the provisions of clause 2(3).

(3)                                  During the period that the Executive serves as an executive director of Prudential the Executive will be required to devote such time to his duties as an executive director of Prudential as the Board or the Chief Executive of Prudential reasonably considers necessary.  The Executive will be required to use commercially reasonable efforts to attend the annual general meeting of Prudential, regular and emergency Board meetings, any extraordinary general meeting of Prudential and to serve on any committees of the Board to which the Executive is appointed.  Relevant dates and details will be notified to the Executive appropriately in advance.

(4)                                  The Executive will not receive any separate consideration in addition to the remuneration under this Agreement in respect of his appointment as a director of Prudential or the termination of the Executive’s service as a director.  Since the Executive will be a director of Prudential, the Remuneration Committee of Prudential may determine any future remuneration, along with that of the other directors of Prudential, in accordance with the requirements of good corporate governance and any codes, regulations and listing rules which are applicable to Prudential from time to time.

(5)                                  Prudential will reimburse the Executive for all reasonable out of pocket expenses necessarily incurred by the Executive in carrying out his duties as a director of Prudential in accordance with its reimbursement policies for directors.

(6)                                  During the period that the Executive serves as a director of Prudential the Executive will be covered by the directors and officers liability insurance covering other members of the Board in addition to the cover maintained for all senior executives of the Company.

(7)                                  The Executive will comply with the provisions of the UK Listing Authority’s Model Code for Securities Transactions by Directors of Listed Companies and any internal rules, regulations and policies laid down by Prudential from time to time in relation to such matters.

(8)                                  The Executive shall use commercially reasonable efforts to comply with all instructions, directions, codes and terms and conditions from time to time laid down by the Board relating to holding and dealing in the shares of Prudential or any other company in the Company Group (including local country requirements) and shall act in the best interests of Prudential.  The Executive shall also use commercially reasonable efforts to comply with the requirements laid down by all external regulatory bodies.  The Executive acknowledges and agrees that the timing of the grant and exercise of any options or awards to acquire ordinary shares or American Depository Receipts of Prudential to which the Executive may become entitled will be subject to the UK Listing Authority’s Model Code for Securities Transactions by Directors of Listed Companies and to any internal rules, regulations and policies laid down by Prudential from time to time in relation to such matters.

(9)                                  Without limiting the effect of clause 7, in view of the sensitive and confidential nature of the business of Prudential, the Executive agrees that as long as he is a director of Prudential and for the duration of the Term, if longer, he will not, without the prior consent of the Chairman and the Chief Executive Officer of Prudential, which shall not be withheld unreasonably, be engaged or interested in any capacity, directly or indirectly, in any business or with any individual company or other entity which is, in the reasonable opinion of the Chairman and the Chief Executive Officer of Prudential, competitive with the business of Prudential or the Company or any company in the Company Group except as holder or beneficial owner, for the purpose only of a passive minority investment, of securities dealt in or on any recognized stock exchange (not exceeding one per cent of the total number or value of such securities from time to time in issue).

(10)                            The Executive agrees that he will not, directly or indirectly, make use of, divulge or communicate to any Person any Confidential Information except:

(i)                                     with the prior written consent of the Board or its authorised representative

(ii)                                  to the extent required by law; and

(iii)                               as required in the appropriate performance of his duties hereunder during the Term.

The restrictions in this clause shall not apply to prevent the Executive from using his own personal skill in any business in which he may be lawfully engaged after the Appointment has ended.

(11)                            Upon notice of termination of the Appointment with the Company howsoever arising and whether or not any dispute exists concerning the termination, the Executive shall forthwith upon request of Prudential, resign from office as a director of Prudential and all other offices held by the Executive in any other companies in the Company Group at the direction of the Board.  The

Executive will also forthwith resign any membership of any organisation to which he is appointed by virtue of his position in any company in the Company Group.  Should he fail to do so, Prudential is hereby irrevocably authorised to appoint some individual in the Executive’s name and on the Executive’s behalf to sign any documents and do anything necessary or requisite to effect such resignation and the Executive hereby acknowledges and agrees that any documents executed or things done by such individual to effect such resignations in the Executive’s name and on the Executive’s behalf shall have the same validity, force and effect as though executed or done directly by the Executive.  Any such resignation shall not prejudice the Executive’s rights under this Agreement.

4.                                      PERFORMANCE OF DUTIES AS CHIEF EXECUTIVE OFFICER

(1)                                  During the Term the Executive shall use his best endeavours to promote the interests of the Company and each other company in the Company Group and shall carry out his duties with all due expertise, diligence and technical skill, giving at all times the full benefit of his knowledge and experience.

(2)                                  During the Term, the Executive shall (except to the extent prevented by ill-health or accident, during any period of authorized vacation or to the extent otherwise directed by the Board or the Company) devote such of his time, attention and abilities to the business and interests of the Company and any other company in the Company Group as the proper performance of his duties hereunder demands.

(3)                                  During the Term, the Executive shall perform such duties and exercise such powers in relation to the conduct and management of the affairs of the Company and any company in the Company Group as may from time to time reasonably be assigned or communicated to or vested in him consistent with the nature of the Appointment.

(4)                                  Where notice of termination has been served by either the Company or the Executive whether in accordance with clause 2(3) or otherwise or a Non-Renewal Notice has been served by either the Company or the Executive in accordance with clause 2(2), neither the Company nor any company in the Company Group shall be under any obligation to provide work for or assign any duties to the Executive for the whole or any part of the relevant notice period and may require him:

(i)                                     not to attend any premises of the Company or any other company in the Company Group; and/or

(ii)                                  to resign with immediate effect from any offices or positions he holds with the Company or any other company in the Company Group (and any related trusteeships or memberships held by him by virtue of his position with any company in the Company Group) or otherwise refrain from exercising any of the powers or duties of any such office or position; and/or

(iii)                               to refrain from business contact with any customers, clients or employees of the Company or any other company in the Company Group; and/or

(iv)                              to take any accrued holiday during any period of garden leave under this clause 4(4).

(5)                                  The Board may also require the Executive not to attend work during any period in which the Company, Prudential and/or the Board, either alone or in conjunction with any other Person, is carrying out an investigation into any alleged act or default of the Executive.  During this period the employment shall be on such terms as the Board considers expedient (including a term that the Executive shall refrain from business contact with any customers, clients or employees of the Company or any company in the Company Group during such period) providing that:

(i)                                     the Board on or before notifies the Executive in writing of the subject matter and grounds for initiating the investigation; and

(ii)                                  during such period the Executive shall be entitled to the remuneration and benefits due under this Agreement.

(6)                                  Any period during which the Executive is not attending work under either of clauses 4(4) or 4(5) shall be referred to herein as the “Garden Leave Period.”  During any Garden Leave Period, the Executive shall be entitled to the remuneration and benefits due under this Agreement.

The provision of clauses 4(1) and 4(2) will continue to apply to any services rendered by the Executive during any Garden Leave Period under clauses 4(4) or 4(5).

(7)                                  The Executive shall at all times use commercially reasonable efforts to promptly give to the Company and the Board (in writing if so required) all such information and explanations concerning the affairs of any company in the Company Group as the Company shall request and of which the Executive is aware.

(8)                                  The Executive shall use commercially reasonable efforts to comply with all instructions and directions from time to time laid down by the Company for senior executives.

(9)                                  During the Term, the Executive shall perform his duties at such offices of the Company in Lansing, Michigan and Nashville, Tennessee or at such other locations as may be agreed from time to time as the Company or any company in the Company Group, may from time to time reasonably require.

(10)                            During the Term, the Executive shall allow the Company (and its authorized agents) supervised access on reasonable notice to all or any of the properties in which he resides from time to time in order for the Company to assess, and, if the Company considers it desirable, to carry out at its own expense those security measures which the Company may reasonably consider advisable for the protection of the Executive.  Nothing herein shall require the Company to carry out any such security measures and the Company expressly disclaims any responsibility in respect of any act or failure to act by the Company pursuant to this subclause (10).

5.                                      REMUNERATION

(1)                                  During the Term, the Company will pay the Executive an annual salary as separately notified, to accrue from day to day and to be payable by equal monthly instalments in arrears to a bank nominated by the Executive.  The rate of salary shall be subject to periodic review but shall not be reduced without the prior written agreement of the Executive.

(2)                                  During the Term, the Executive will also be eligible to participate in the employee benefit plans of the Company in which its senior executives participate in accordance with the generally applicable terms and conditions of such plans as amended and in effect from time to time.

(3)                                  Participation in any Company Group incentive arrangement or scheme is a matter entirely separate from the Executive’s terms and conditions of employment.  In particular if the Executive’s employment shall terminate for whatever reason whether lawfully or unlawfully the Executive’s entitlements under such arrangements and schemes shall be determined in accordance with the relevant rules of any such incentive arrangement or scheme and at the discretion of the Remuneration Committee of Prudential.

6.                                      HOLIDAY

(1)                                  The Executive shall be entitled to such holiday with pay in each calendar year during the Term (in addition to statutory holidays) as the proper performance of his duties hereunder permits and in accordance with the guidelines laid down by the Company from time to time for its senior executives.

7.                                      CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION COVENANTS OF EXECUTIVE

(1)                                  During the Term and following any termination of the Term or of the Appointment, except:

(i)                                     with the prior written consent of the Board or its authorised representative;

(ii)                                  to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, the Executive will use his best efforts to consult with the Board prior to responding to any such order or subpoena; and

(iii)                               as required in the appropriate performance of his duties for the Company or any company in the Company Group during the Term,

the Executive will not use or disclose any Confidential Information to any third Person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of the Executive’s breach of this clause 7(1) or by reason of the breach by any other Person known by the Executive to be subject to a confidentiality obligation to any company in the Company Group).

(2)                                  During the Restriction Period, the Executive will not, directly or indirectly, solicit, interfere with or endeavour to entice away or induce to leave their employment any director or senior manager who is then, or was at the date of termination of the Appointment, an employee of or engaged by the Company

Group and with whom the Executive had business dealings during the course of his employment in the 12 month period immediately prior to the termination of the Appointment.  Nothing in this clause shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Company Group member.

(3)                                  During the Restriction Period, the Executive will not, directly or indirectly, for his own account or for the account of any other Person, anywhere in the world, solicit or otherwise attempt to establish any business relationship of a nature that is competitive with the business or relationship of any member of the Company Group with any Person which is or was a customer, client, agent, broker or other distributor of any member of the Company Group at any time during the twelve-month period preceding the expiration of the Term.  This clause 7(3) will only apply if, after the Executive’s termination of employment, the Remuneration Committee elects to have this clause 7(3) apply..

(4)                                  During the Restriction Period, the Executive will not, without the prior consent of the Chairman and the Chief Executive Officer of Prudential, which shall not be withheld unreasonably, be engaged or interested in any capacity, directly or indirectly, in any business or with any individual company or other entity which is, in the reasonable opinion of the Chairman and the Chief Executive Officer of Prudential, competitive with the business of Prudential or the Company or any company in the Company Group except as holder or beneficial owner, for the purpose only of a passive minority investment, of securities dealt in or on any recognized stock exchange (not exceeding 5 per cent of the total number or value of such securities from time to time in issue).  Where the Term is terminated pursuant to clause 2(2) following delivery by the Company of a Non-Renewal Notice or by the Company giving notice pursuant to clause 2(3) the Executive shall be entitled to the continued payment of the salary and (to the extent reasonably practicable) benefits provided to the Executive pursuant to clauses 5(1) and 5(2) for the period during which the restriction in this clause 7(4) applies (subject to clause 7(7) below). This clause 7(4) will only apply if, after the Executive’s termination of employment, the Remuneration Committee elects to have this clause 7(4) apply..

(5)                                  The Executive acknowledges and agrees that the covenants, obligations and agreements of the Executive contained in this clause 7 and clauses 3(9) and 3(10) relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company and any other company in the Company Group irreparable injury for which adequate remedies are not available at law.  Therefore, the Executive agrees that the Company and any other company within the Company Group will be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain the Executive from committing any violation of such covenants, obligations or agreements.  These injunctive remedies are cumulative and in addition to any other rights and remedies the Company and any other company within the Company Group may have.  The Company and any other company within the Company Group and the Executive hereby irrevocably submit to the exclusive jurisdiction of the courts of Michigan and the Federal courts of the United States of America, in each case located in Lansing, Michigan in respect of the injunctive remedies set forth in this clause 7 and the interpretation and enforcement of this clause 7 insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this clause 7(5).

(6)                                  The period during which the restrictions referred to in clauses 7(2), 7(3) and 7(4) shall apply following the expiration of the Term shall be reduced by the actual amount of notice served as well as the length of any Garden Leave Period imposed under the provisions of clause 4(4) in existence at the Termination Date or the expiry of the Term.

(7)                                  In the event of (i) the Executive not being required to perform his normal duties pursuant to clause 4(4) during any Garden Leave Period or (ii) when the restriction in clause 7(4) above applies and the Executive is receiving his salary and, to the extent reasonably practicable his benefits then in each case the Company may waive, in whole or in part, enforcement of the restrictions referred to in clause 3(9) and/or clause 7(4), as applicable, upon the delivery of prior written notice of such waiver to the Executive.  Such waiver shall become effective on the date (the “Waiver Effective Date”) specified in the notice delivered by the Company under this clause 7(7).  If the Company elects to waive application of the restrictions referred to in clause 3(9) and/or 7(4) for any period pursuant to this clause 7(8), then notwithstanding the provisions of clause 4(4) and 7(4), the Company’s obligation to provide the Executive with salary and benefits pursuant to clause 4(4) and 7(4)  will automatically terminate effective immediately upon the Waiver Effective Date.

8.                                      TERMINATION OF EMPLOYMENT

(1)                                  The Appointment may be terminated by either party by a Non-Renewal Notice given under clause 2.2 or by notice given under clause 2(3).  The Appointment shall automatically terminate upon the Executive’s death.  The Term will expire on the date specified in any such notice (as the same may be amended by mutual agreement) or upon the Executive’s death, whichever is applicable.

(2)                                  Notwithstanding the other provisions of this Agreement and without prejudice to the rights and remedies of the Company for any breach of this Agreement, and to the Executive’s continuing obligations under clause 3(12) and clauses 7 and 11, the Company shall at any time be entitled by notice in writing to the Executive to terminate the Appointment immediately, whereupon the Term will immediately expire, in any of the following circumstances, namely:

(a)                                  if he commits a criminal offence (excluding misdemeanour road traffic violations) and such offence justifies summary dismissal;

(b)                                 he is guilty of any serious misconduct in connection with his duties for any company in the Company Group or he commits any serious breach of any of his obligations to the Company or any other company in the Company Group (whether under this Agreement or otherwise); or

(c)                                  if he willfully fails or willfully refuses to perform substantially his duties for the Company or any other company within the Company Group under this Agreement or engages in wilful or reckless conduct injurious to or damaging to the reputation of the Company or any other company within the Company Group; or

(d)                                 if he is prevented from carrying out his duties by reason of a personal disqualification by an industry regulator, caused by reasons attributable to the Executive.

(3)                                  The Executive shall have no claim against the Company or any other company in the Company Group for contractual damages by reason of any termination by the Company in accordance with this clause 8.  Any delay or forbearance by the Company in exercising any such right of termination shall not constitute a waiver of its rights in respect of any subsequent occurrence giving rise to such a right.

(4)                                  If at any time during the Term, the Appointment is terminated by reason of any reorganization of the Company Group or the businesses conducted thereby or by reason of the merger or consolidation of the Company with any other entity and the Executive is offered a position with any concern or undertaking resulting from such reorganization, merger or consolidation upon terms and conditions no less favorable than the terms of this Agreement and of similar status to the Executive’s status under the Appointment then the Executive shall have no claim against the Company or any company in the Company Group in respect of the termination of the Appointment or the change in his position.

(5)                                  The Executive shall promptly deliver to the Company upon the last day of his active employment with the Company Group:

(a)                                  any credit cards or any property provided by the Company or any other company within the Company Group; and

(b)                                 all lists of clients or customers, correspondence, books, and all other documents, papers and records which may have been prepared by him or have come into his possession in the course of his employment and the Executive shall not be entitled to and shall not retain any copies thereof, in any medium: title and copyright therein shall at all times remain in the Company.  The Company will on request make available copies of board minutes and supporting documents which the Executive reasonably requires in connection with any legal or regulatory proceedings in which he is or may become involved.

(6)                                  Notwithstanding the provisions of clauses 4(4) and 7(4), (i) payments of the Executive’s salary during any Garden Leave Period or period following the Executive’s termination of employment will be reduced, but not below zero, by the amount of any compensation earned by the Executive (whether paid currently or deferred) during any portion of such Garden Leave Period or post-termination period from any subsequent employer or other Person for which the Executive performs services, including but not limited to consulting services and including any such compensation earned in connection with the Executive’s self-employment, and (ii) any benefits to be provided to the Executive during such Garden Leave Period or period following the Executive’s termination of employment shall be reduced or cancelled if and to the extent that comparable benefits are provided or offered to the Executive by any subsequent employer or Person for which the Executive performs services, including but not limited to consulting services.

(7)                                  The Company may decide in its absolute discretion to terminate the Executive’s employment summarily by making a payment following the Executive’s termination of employment. Any such payment by the Company may be made either in one lump sum on termination or in equal monthly installments on the usual salary payment dates over the unexpired period of the Term of up to 12 months.  During the period of payment of these monthly installments the Executive will be expected to mitigate the position by seeking alternative employment.  Should the Executive secure alternative employment which commences while the monthly installments are being paid the Executive will be required to notify the Company.  Should the Executive’s new gross monthly pay as detailed in clause 8(6) be the same as or more than the monthly installments the Company will cease to be liable to the Executive in respect of the remainder of the installments.  Should the Executive’s new gross monthly pay be less than the monthly installments the monthly installments will continue but may be reduced to take account of the Executive’s new gross monthly pay.

9.                                      CHANGE OF CONTROL

(1)                                  The Executive is currently entitled to participate in the Brooke Holdings Inc. Change of Control Severance Plan (“the Severance Plan”). Executive shall continue to participate in the Severance Plan only until June 30, 2010 and with effect from that date the Executive shall no longer participate in the Severance Plan.

(2)                                  Save as expressly set out in 9(1) above, the Executive’s entitlement under or with respect to the Severance Plan shall remain unaffected by this Agreement.

10.                               GRATUITIES

(1)                                  Without the Company’s permission the Executive shall not directly or indirectly accept any commission, rebate, discount or gratuity, in cash or in kind, from any Person who has or is likely to have a business relationship with any company in the Company Group.  Express permission is not required for reasonable business entertainment such as lunches, sporting, cultural or social events undertaken in the normal course of the Executive’s duties and in accordance with any directions given by the Company.

11.                               ASSIGNMENT

(1)                                  The Company may assign its interest in this Agreement to any other company within the Company Group with the agreement of the Executive such agreement not to be unreasonably withheld.

12.                               NOTICES

(1)                                  Any notice or other document to be given hereunder shall either be delivered personally or be sent by first class recorded delivery or fax.  The address for service on the Company or Prudential shall be its registered office for the time being and the address for service on the Executive shall be his last known place of residence.  A notice shall be deemed to have been served as follows:-

(a)                                  if personally delivered, at the time of delivery;

(b)                                 if posted, at the expiration of 48 hours after the envelope containing the same was delivered into the custody of the postal authorities;

(c)                                  if sent by fax, at the time of dispatch.

(2)                                  In proving such service it shall be sufficient to prove that personal delivery was made, or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authorities as a pre-paid, first class, recorded delivery letter, or that the fax was properly addressed and dispatched as the case may be.

13.                               MISCELLANEOUS

(1)                                  This Agreement forms the entire understanding of the parties as to its subject matter and supersedes all other agreements among the parties.  All parties acknowledge that neither of them has entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement as forming part of the contract of employment of the Executive.

(2)                                  Any reference in this Agreement to an Act of Parliament or a law or statute of the U.S. Congress or the State of Michigan shall be deemed to include any statutory modification or re-enactment thereof whenever made.

(3)                                  The headings shall be disregarded in construing this Agreement.

14.          GOVERNING LAW

(1)                                  The terms of this Agreement will be governed by, and construed and enforced in accordance with, the laws of Michigan, without reference to its principles of conflicts of law save that the Executive’s service on the Board as provided in clause 3 of this Agreement shall be governed by the laws of England and Wales.

IN WITNESS the hands of the Executive and of the duly authorized representative of the Company and of Prudential plc on the date first above written.

SIGNED
on behalf of PRUDENTIAL PLC

/s/ Tidjane Thiam

SIGNED AS A DEED AND DELIVERED
by Michael Wells

/s/ Michael Wells

In the presence of:

/s/ T Parsons

Date: 15/10/2010

SIGNED by	/s/ C Myers
on behalf of Jackson National Life Insurance Company

Date: